Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent consultants, Netherland, Sewell & Associates, Inc. hereby consents to the reference to our firm in the Current Report on Form 8-K/A of W&T Offshore, Inc. to be filed with the Securities and Exchange Commission on or about December 11, 2012, relating to information derived from our reserves report with respect to the reserves of W&T Offshore, Inc. dated October 12, 2012, and entitled “Estimate of Reserves and Future Revenue to the Newfield Exploration Company and its subsidiary, Newfield Exploration Gulf Coast, LLC (collectively referred to herein as “Newfield”) acquisition interest in certain oil and gas properties located in federal waters in the Gulf of Mexico as of June 30, 2012”. We further consent to the incorporation by reference of such information derived from our report dated October 12, 2012, in the Registration Statement (Form S-3 No. 333-180360) of W&T Offshore, Inc. and in the related Prospectuses and the Registration Statement (Form S-8 No. 333-159005) pertaining to the W&T Offshore, Inc. Long-Term Compensation Plan and the Registration Statement (Form S-8 No. 333-126252) pertaining to the W&T Offshore, Inc. Directors Compensation Plan.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

December 10, 2012